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Pricing Supplement dated August 11, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                TOYOTA MOTOR CREDIT CORPORATION

              Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $250,000,000		    Trade Date: August 11, 2005
Issue Price: 100%			    Original Issue Date: August 16, 2005
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $249,900,000
Terms of the Notes -- Interest"		    Principal's Discount
Interest Payment Period: Quarterly	 		or Commission: 0.04%
Stated Maturity Date: June 28, 2007
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		      (Fixed Rate Commencement
              (Fixed Interest Rate): 		       Date):
   [ ]  Other Floating Rate Note                      (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [X]  LIBOR	     [ ]  Treasury Rate	       [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                     [X]  Telerate Page: 3750

   Initial Interest Reset Date: November 28, 2005  Spread (+/-): -0.04%
   Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: See "Additional Terms	   Maximum Interest Rate: N/A
      of the Notes - Interest"
   Interest Payment Dates: See "Additional 	   Minimum Interest Rate:  N/A
      Terms of the Notes - Interest"		   Index Maturity: 3 month
	  			        	   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from August 16, 2005 to June 28, 2007
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
            Repayment Price:     %
Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                    ___________________________

                               Wachovia Securities

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ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on August 12, 2005 minus 0.04%.

            The Interest Reset Dates shall be as follows: November 28, 2005, February 28, 2006, May 28, 2006, August 28, 2006, November 28, 2006,
February 28, 2007 and May 28, 2007. The Interest Payment Dates shall be as follows: November 28, 2005, February 28, 2006, May 28, 2006, August 28, 2006,
November 28, 2006, February 28, 2007, May 28, 2007 and the Maturity Date.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated May 6, 2005 and an Appointment Agreement Confirmation dated August 11, 2005 (collectively, the "Agreement") between TMCC and Wachovia Capital Markets, LLC ("Wachovia"), Wachovia, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.96% of their principal amount. Wachovia may resell the Notes to one or more investors or to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, Wachovia is committed to take and pay for all of the Notes offered hereby if any are taken.